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                                                                    EXHIBIT 99.1

FRUIT OF THE LOOM, INC.
5000 Sears Tower
Chicago, Illinois 60606 . 312/876-1724

NEWS RELEASE
Contact:         Mark A. Steinkrauss
                 Vice President, Corporate Relations
                 Fruit of the Loom, Inc.
                 Tel: 312/993-1889/Fax: 312/993-1749

                                                           FOR IMMEDIATE RELEASE

                     FRUIT OF THE LOOM, INC. COMMENTS ON
                    FOURTH QUARTER CHARGES TO OPERATIONS

Chicago, Illinois, December 20, 1995 - Fruit of the Loom, Inc. (NYSE-FTL), one of the world's leading manufacturers of basic family apparel today reported that it plans to take after tax charges to fourth quarter operations of approximately $240-$260 million (earnings per share effect approximates $3.15-$3.40). The writedown of all goodwill coupled with our Salem and Gitano businesses approximates $135 million. Our previously announced plant closings and reduction of personnel, and charges relating to foreign operations and other corporate issues, approximate $115 million after tax. The net cash outflow of these charges, including tax benefit, approximates $30 million over 1995 and 1996. The effect of these charges will result in a net loss for the company for the fourth quarter and the year.

Commenting on the charges, William Farley, Chairman and Chief Executive officer said, "In October we said that we would take some charges to operations in the fourth quarter. After a thorough review of our entire organization we identified a number of areas where we felt we could substantially reduce our cost structure, streamline operations and improve customer service. In order to effect these improvements we will take substantial after tax charges to operations this quarter."

"We feel the company is well positioned to substantially improve its financial results in 1996 and beyond. We look forward to improved operating profitability, better asset utilization and sizeable positive cash flow now that these charges are behind us and having completed numerous cost savings efforts throughout the company. For example, annualized after tax cost savings resulting from these charges approximate $40-$50 million", Mr. Farley said.

Mr. Farley also said, "We continue to invest in our business but with more emphasis on marketing and advertising efforts. We will be spending more than we have historically for management information systems to improve customer service, even though our year-to-year spending on selling, general and administrative expenses should be down. Also, we are anticipating reduced working capital needs, as well as reduced levels of capital spending of approximately $75 million."

Fruit of the Loom, Inc. is a vertically integrated, international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens.


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